Exhibit 10.2b

ADDENDUM TWO TO
LEASE AGREEMENT FOR
A GAMMA KNIFE UNIT

This Addendum Two executed as of October 16, 1997, amends that certain Lease Agreement for a Gamma Knife Unit (“Agreement”) executed as of October 31, 1996 between Methodist Healthcare System of San Antonio, LTD. d.b.a. Southwest Texas Methodist Hospital (“Hospital”) and GK Financing, LLC (“GKF”).

Whereas Paragraph 8(b) of the Agreement stipulates that Hospital shall cause all neurosurgeons, radiation therapists and physicists that may use the Equipment as contemplated in this Agreement to obtain and maintain at no expense to GKF, throughout the Gamma Knife Service Term, a policy or policies of insurance insuring their respective risks of professional medical liability incurred in connection with providing professional services utilizing the Equipment as contemplated in this Agreement, in amounts for such person which shall be not less than $500,000 per incident and $1,000,000 in the annual aggregate.

Now, therefore, GKF and Hospital agree that the amounts stated in Paragraph 8(b) shall be amended to stipulate $200,000 per incident and $600,000 in the annual aggregate.

Except as otherwise set forth in this Addendum Two, all of the provisions of the Agreement remain in full force and effect.

GK Financing, LLC A California Limited Liability Company		Methodist Healthcare System of San Antonio, LTD., d.b.a. Southwest Texas Methodist Hospital A Texas Limited Partnership
By:	/s/ Craig K. Tagawa Craig K. Tagawa Chief Executive Officer	By:	/s/ James C. Scoggin James C. Scoggin, Jr. Chief Executive Officer
Dated: 10/9/97		Dated: 10/16/97